Exhibit 23.2

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated February 17, 1999, except as to Note 1, which is as of February 25, 1999, which appears on page 20 of the 1998 Annual Report to Shareholders of Ryerson Tull, Inc., which is incorporated by reference in Ryerson Tull, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 16 of such Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

Chicago, Illinois
May 14, 1999